EXHIBIT 99.1

Monmouth Community Bancorp Reports a 195% Increase in Second Quarter Earnings

LONG BRANCH, NEW JERSEY, July 29, 2004, (NASDAQ SmallCap Market: MCBK) - Monmouth Community Bancorp, and its wholly-owned subsidiary, Monmouth Community Bank, N.A., reported net income of $316 thousand for the three-month period ended June 30, 2004, as compared to net income of $107 thousand for the same period in 2003, representing an increase of 195%. Basic and diluted earnings per share for the three-month period ended June 30, 2004 were $0.17 and $0.16, respectively, as compared to $0.06 for both basic and diluted earnings for the same period in 2003. Per share earnings have been adjusted in both periods to reflect the 5% stock distribution to the shareholders of Monmouth Community Bancorp paid on December 31, 2003 and the six-for-five stock split for shareholders of record on July 15, 2004 and payable on July 30, 2004.

For the six-month period ended June 30, 2004, Monmouth Community Bancorp reported net income of $610 thousand, as compared to $216 thousand for the same period in 2003. Basic and diluted earnings per share for the six-month period ended June 30, 2004 were $0.33 and $0.31, respectively, as compared to $0.12 and $0.11, respectively, for the same period in 2003.

Assets, at June 30, 2004, totaled $255.4 million, an increase of $32.8 million, or 14.7%, over the December 31, 2003 total of $222.6 million. Loans, net of the allowance for loan losses, totaled $133.0 million at June 30, 2004, as compared to $115.8 million at December 31, 2003, an increase of $17.2 million or 14.9%. Deposits, at June 30, 2004 totaled $221.5 million, an increase of $14.3 million, or 6.9% over the December 31, 2003 total of $207.2 million.

James S. Vaccaro, Chairman and CEO of Monmouth Community Bancorp, commented that, "During the second quarter of 2004, we were able to build upon the earnings and balance sheet growth momentum that began in the latter part of 2003. Market demand for both our retail and commercial deposit and loan products has been strong as the service model that the employees of Monmouth Community Bank, N.A. have proudly created is continuing to have a positive market impact."

Monmouth Community Bancorp is the holding company and sole shareholder of Monmouth Community Bank, N.A., a nationally chartered commercial bank, which commenced operations in the second half of 1998. Monmouth Community Bank, N.A. provides a full range of banking services to both individual and business customers through six, full-service branch facilities located in Monmouth County, New Jersey. A seventh branch facility, to be located in Ursula Plaza on Ocean Boulevard in the North End of Long Branch, is expected to become fully operational by late summer 2004. Monmouth Community Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol "MCBK" and can be accessed through the internet at www.MCBNA.com.

Statements about the future expectations of Monmouth Community Bancorp and Monmouth Community Bank, N.A. including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities




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Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. competes.


CONTACTS:
Monmouth Community Bank, N.A.
James S. Vaccaro, Chairman and CEO, 732-571-1300
Anthony Giordano, III, EVP and CFO, 732-923-1115